For period ended 10-31-06
Registrant Name: American Beacon Funds
File Number: 811-4984


Item 77.O     Transactions effected pursuant to Rule 10f-3.

The following Rule 10f-3 transactions were effected by the Emerging Markets Fund:

Security:                  ICICI Bank Ltd
Date of Purchase:          12/08/05
Date Offering commenced:   12/08/05
Purchase price:            26.75
Commission:                .0000
Securities acquired from:  Merrill Lynch
Affiliated Underwriter:    Morgan Stanley
Amount purchased:          42800
Total offering:            16190200

Security:                  China Merchants Bank
Date of Purchase:          9/18/06
Date Offering commenced:   9/18/06
Purchase price:            8.55 HKD
Commission:                .0000
Securities acquired from:  UBS
Affiliated Underwriter:    China International Capital Corp
Amount purchased:          28964
Total offering:            2200000000